Exhibit 5.1

ObsEva SA Attn. Mr. Fabien de Ladonchamps Chemin des Aulx 12 1228 Plan-les-Ouates

Lenz & Staehelin

Route de Chêne 30

CH-1211 Genève 6

Tél: +41 58 450 70 00

Fax: +41 58 450 70 01

Brandschenkestrasse 24

CH-8027 Zurich

Tél: +41 58 450 80 00

Fax: +41 58 450 80 01

Avenue de Rhodanie 58

CH-1007 Lausanne

Tél: +41 58 450 70 00

Fax: +41 58 450 70 01

www.lenzstaehelin.com

Geneva, October 13, 2020

Registration Statement on Form S-8

Ladies and Gentlemen,

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or around October 13, 2020 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of additional 3,204,124 common shares, par value of 1/13 of CHF 1 each, of ObsEva SA, a Swiss corporation (the “Shares”), subject to issuance by ObsEva SA (the “Company”) upon the exercise of stock options granted under the 2017 Equity Incentive Plan, as amended by the general meeting of shareholders of the Company on June 9, 2020 (the “Plan”). As your legal counsel, we have examined, strictly under Swiss law, the proceedings taken and proposed to be taken by you in connection with the issuance and sale of such Shares under the Plan.

Strictly limited to Swiss law and assuming (i) that all Shares are issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, and (ii), as to any new Shares to be issued out of the conditional capital of the Company that may be used to satisfy any obligations of the Company under the Plan, the due execution and delivery of, and the taking of necessary actions under, an agreement between the Company and a Swiss bank for the issuing of Shares from the Company’s conditional capital, it is our opinion that any Shares to be issued will be validly issued, fully paid and non-assessable.

Associés Genève: Shelby R. du Pasquier • Guy Vermeil • Mark Barmes* • François Rayroux • Jean-Blaise Eckert • Daniel Tunik •

Olivier Stahler • Andreas Rötheli • Xavier Favre-Bulle • Benoît Merkt • David Ledermann • Jacques Iffland • Daniel Schafer • Miguel Oural • Fedor Poskriakov • Frédéric Neukomm • Cécile Berger Meyer • Rayan Houdrouge · Floran Ponce

Zurich: Patrick Hünerwadel • Stefan Breitenstein • Matthias Oertle • Martin Burkhardt • Heini Rüdisühli • Marcel Meinhardt •

Patrick Schleiffer • Thierry Calame • Beat Kühni • Lukas Morscher • Tanja Luginbühl • Prof. Jürg Simon • Matthias Wolf • Hans-Jakob Diem

Prof. Pascal Hinny • Harold Frey • Marcel Tranchet • Tino Gaberthüel • Astrid Waser • Stephan Erni • Roland Fischer  Dominique Müller

Lausanne: Lucien Masmejan

Admitted to the Bar	* Solicitor (England & Wales)

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on the date hereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Very truly yours,

/s/ Lenz & Staehelin

Lenz & Staehelin

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